FOR IMMEDIATE RELEASE

Contact:	Roger D. Plemens
President and Chief Executive Officer
(828) 524-7000

ENTEGRA FINANCIAL CORP. ANNOUNCES

FIRST QUARTER 2017 RESULTS

Franklin, North Carolina, April 20, 2017 — Entegra Financial Corp. (the “Company”) (NASDAQ: ENFC), the holding company for Entegra Bank (the “Bank”), today announced earnings and related data for the three months ended March 31, 2017.

Highlights

The following tables highlight the most important trends that the Company believes are relevant to understanding the performance of the Company. As further detailed in Appendix A, core results (a non-GAAP measure) reflect adjustments for material items including investment gains and merger and acquisition expenses.

	For the Three Months Ended March 31,
	(Dollars in thousands, except per share data)
	2017		2016		Change (%)
	GAAP	Core	GAAP	Core	GAAP	Core
Net income	$1,741	$2,027	$1,366	$1,285	27.5%	57.7%
Net interest income	$9,618	N/A	$7,624	N/A	26.2%	N/A
Net interest margin	3.30%	N/A	3.22%	N/A	2.5%	N/A
Return on average assets	0.52%	0.61%	0.53%	0.50%	-1.9%	22.0%
Return on average equity	5.18%	6.04%	4.10%	3.86%	26.3%	56.5%
Efficiency ratio	75.49%	71.60%	76.63%	75.78%	-1.5%	-5.5%
Diluted earnings per share	$0.27	$0.31	$0.21	$0.19	28.6%	63.2%

	As of March 31,	As of December 31,
	2017	2016
	(Dollars in thousands, except per share data)
Asset Quality:
Non-performing loans	$7,250	$6,041
Real estate owned	$4,090	$4,226
Non-performing assets	$11,340	$10,267
Non-performing loans to total loans	0.96%	0.81%
Non-performing assets to total assets	0.82%	0.79%
Net charge-offs	$121	$430
Allowance for loan losses to non-performing loans	131.01%	154.03%
Allowance for loan losses to total loans	1.25%	1.25%

Other Data:
Book value per share	$20.97	$20.57
Tangible book value per share	$19.47	$20.10
Closing market price per share	$23.65	$20.60

Management Commentary

Roger D. Plemens, President and CEO of the Company reported, “The first quarter represents another successful quarter for the Company as we continue to grow net income and improve return on equity. Although the first quarter is usually our slowest period, we are pleased with the significant improvement over the first quarter of 2016. The market is beginning to recognize our intrinsic value with our stock trading above book value. We successfully closed the previously announced acquisition of two branches in February expanding our footprint into northern Georgia which provides critical deposits to fund asset growth and increase net interest income. We will continue to execute our strategy and look for opportunities for growth within our contiguous markets.”

Net Interest Income

Net interest income increased $2.0 million, or 26.2%, to $9.6 million for the three months ended March 31, 2017 compared to $7.6 million for the same period in 2016. The increase in net interest income was primarily due to higher volumes in the loan and investment portfolios as well as a decrease in the interest rate paid on deposits. Net interest margin for the quarter ended March 31, 2017 improved to 3.30% compared to 3.22% for the same period in 2016.

Provision for Loan Losses

The provision for loan losses was $0.3 million for the quarter ended March 31, 2017, compared to no provision for loan losses for the same period in 2016. The Company continues to experience a minimal level of net charge-offs and modest levels of non-performing loans.

Noninterest Income

Noninterest income decreased $0.1 million, or 4.9%, to $1.8 million for the three months ended March 31, 2017 compared to $1.9 million for the same period in 2016. The slight decline was primarily related to reduced gains on sales of investments and SBA loans partially offset by increases in mortgage banking income, interchange fees, and bank-owned life insurance (BOLI).

Noninterest Expense

Noninterest expense increased $1.3 million, or 18.2%, to $8.6 million for the three months ended March 31, 2017 compared to $7.3 million for the same period in 2016. The increase was primarily related to increased compensation and employee benefits of $0.9 million, net occupancy of $0.1 million, and merger-related expenses of $0.3 million as the Company successfully grew its branch network during 2016 and 2017.

Income Taxes

Income tax expense for the quarter ended March 31, 2017 was $0.7 million compared to $0.9 million in the comparable period in the prior year. The Company’s effective tax rate of 29.8% for the quarter ended March 31, 2017 improved from 38.5% for the same period in 2016 primarily as the result of increased tax-exempt income related to municipal bond investments and BOLI income.

Balance Sheet

Total assets increased $91.8 million, or 7.1%, to $1.38 billion at March 31, 2017 from $1.29 billion at December 31, 2016 as the Company continued to leverage its capital with earning assets.

Loans receivable increased $14.8 million, or 2.0%, to $759.2 million at March 31, 2017 from $744.4 million at December 31, 2016. Loan growth continues to be primarily concentrated in commercial real estate and commercial and industrial loans.

The Company also increased its investment portfolio by $34.1 million from December 31, 2016 to March 31, 2017 in order to better leverage its capital. The Company utilized excess cash received from the February assumption of deposits to fund additional investment purchases.

Core deposits increased $89.0 million, or 16.5%, to $629.8 million at March 31, 2017 from $540.8 million at December 31, 2016, including $79.6 million of core deposits assumed in the Stearns Bank branch acquisition. Excluding $74.5 million of certificates of deposit assumed from Stearns Bank, certificates of deposit decreased $8.6 million, or 3.0%, to $280.6 million at March 31, 2017 compared to $289.2 million at December 31, 2016. Core deposits remained relatively unchanged at 64% of the Company’s deposit portfolio compared to 65% at December 31, 2016.

Total equity increased $2.3 million to $135.4 million at March 31, 2017 compared to $133.1 million at December 31, 2016. This increase was primarily attributable to $1.7 million of net income, $0.2 million of stock-based compensation expense, and a $0.7 million improvement in the market value of investment securities partially offset by $0.3 million of share repurchases. Tangible book value per share decreased $0.63, or 3.1%, from $20.10 at December 31, 2016 to $19.47 at March 31, 2017 as a result of $1.10 per share dilution from the Stearns Bank branch acquisition.

Asset Quality

Non-performing loans increased $1.3 million to $7.3 million at March 31, 2017 from $6.0 million at December 31, 2016 primarily as a result of one credit relationship totaling $0.9 million. Real estate owned balances decreased $0.1 million to $4.1 million at March 31, 2017 compared to $4.2 million at December 31, 2016. Net loan charge-offs continue to remain low totaling $0.1 million for the quarter ended March 31, 2017 compared to net recoveries totaling $40,000 for the same period in 2016.

Non-GAAP Financial Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables in Appendix A, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. This press release and the accompanying tables discuss financial measures, such as core noninterest expense, core net income, core diluted earnings per share, core return on average assets, core return on average equity, and core efficiency ratio, which are non-GAAP measures. We believe that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.

About Entegra Financial Corp. and Entegra Bank

Entegra Financial Corp. is the holding company of Entegra Bank. The Company’s shares began trading on the NASDAQ Global Market on October 1, 2014 under the symbol “ENFC”.

Entegra Bank operates a total of 17 branches located throughout the Western North Carolina counties of Cherokee, Haywood, Henderson, Jackson, Macon, Polk and Transylvania, the Upstate South Carolina counties of Anderson, Greenville, and Spartanburg and the northern Georgia county of Jasper. The Bank also operates loan production offices in Asheville, NC and Clemson, SC. For further information, visit the Bank’s website www.entegrabank.com.

Disclosures About Forward-Looking Statements

The discussions included in this document and its exhibits may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be “forward-looking statements.” Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of the Company’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to revise or update these statements following the date of this press release.

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Interest income	$11,343	$8,993
Interest expense	1,725	1,369

Net interest income	9,618	7,624

Provision for loan losses	315	—

Net interest income after provision for loan losses	9,303	7,624

Servicing income, net	95	116
Mortgage banking	220	140
Gain on sale of SBA loans	142	334
Gain on sale of investments	7	269
Service charges on deposit accounts	391	394
Interchange fees	410	342
Bank owned life insurance	181	107
Other	337	173
Total noninterest income	1,783	1,875

Compensation and employee benefits	4,836	4,010
Net occupancy	951	817
Federal deposit insurance	104	176
Professional and advisory	274	212
Data processing	401	351
Marketing and advertising	248	200
Net cost of operation of real estate owned	134	286
Merger-related expenses	448	145
Other	1,211	1,082
Total noninterest expense	8,607	7,279

Income before taxes	2,479	2,220

Income tax expense	738	854

Net income	$1,741	$1,366

Earnings per common share:
Basic	$0.27	$0.21
Diluted	$0.27	$0.21

Weighted average common shares outstanding:
Basic	6,464,861	6,517,753
Diluted	6,521,298	6,517,753

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31, 2017	December 31, 2016
	(Unaudited)	(Audited)
Assets

Cash and cash equivalents	$84,217	$43,294
Investments - trading	5,499	5,211
Investments - available for sale	432,358	398,291
Other investments	12,208	15,261
Loans held for sale	2,309	4,584
Loans receivable	759,150	744,361
Allowance for loan losses	(9,498)	(9,305)
Real estate owned	4,090	4,226
Fixed assets, net	21,245	20,209
Bank owned life insurance	31,528	31,347
Net deferred tax asset	18,029	18,985
Goodwill	7,144	2,065
Core deposit intangibles, net	2,569	979
Other assets	13,848	13,369

Total assets	$1,384,696	$1,292,877

Liabilities and Shareholders’ Equity

Liabilities
Deposits	$987,991	$830,013
Federal Home Loan Bank advances	223,500	298,500
Junior subordinated notes	14,433	14,433
Post employment benefits	10,209	10,211
Other liabilities	13,168	6,652
Total liabilities	$1,249,301	$1,159,809

Total shareholders’ equity	135,395	133,068

Total liabilities and shareholders’ equity	$1,384,696	$1,292,877

APPENDIX A – RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

	Three Months Ended March 31,
	2017	2016
	(Dollars in thousands)

Core Noninterest Expense
Noninterest expense (GAAP)	$8,607	$7,279
Merger-related expenses	(448)	(145)
Core noninterest expense (Non-GAAP)	$8,159	$7,134

Core Net Income
Net income (GAAP)	$1,741	$1,366
Gain on sale of investments	(5)	(175)
Merger-related expenses	291	94
Core net income (Non-GAAP)	$2,027	$1,285

Core Diluted Earnings Per Share
Diluted earnings per share (GAAP)	$0.27	$0.21
Gain on sale of investments	0.00	(0.03)
Merger-related expenses	0.04	0.01
Core diluted earnings per share (Non-GAAP)	$0.31	$0.19

Core Return on Average Assets
Return on Average Assets (GAAP)	0.52%	0.53%
Gain on sale of investments	0.00%	-0.07%
Merger-related expenses	0.09%	0.04%
Core Return on Average Assets (Non-GAAP)	0.61%	0.50%

Core Return on Average Equity
Return on Average Equity (GAAP)	5.18%	4.10%
Gain on sale of investments	-0.01%	-0.52%
Merger-related expenses	0.87%	0.28%
Core Return on Average Equity (Non-GAAP)	6.04%	3.86%

Core Efficiency Ratio
Efficiency ratio	75.49%	76.63%
Gain on sale of investments	0.04%	-1.84%
Merger-related expenses	-3.93%	0.99%
Core Efficiency Ratio (Non-GAAP)	71.60%	75.78%

	As Of
	March 31, 2017	December 31, 2016
	(Dollars in thousands, except share data)
Tangible Book Value Per Share
Book Value (GAAP)	$135,395	$133,068
Goodwill and intangibles	(9,713)	(3,044)
Book Value (Tangible)	$125,682	$130,024
Outstanding shares	6,455,145	6,467,550
Tangible Book Value Per Share	$19.47	$20.10